Exhibit 3.12

Delaware

The First State
     I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF INCORPORATION OF “MARTIN MIDSTREAM FINANCE CORP.”, FILED IN THIS OFFICE ON THE FIFTEENTH DAY OF MARCH, A .D. 2010, AT 5:18 O’CLOCK P.M.
     A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

4799257 8100 100281473	/s/ Jeffrey W Bullock
Jeffrey W Bullock, Secretary of State AUTHENTICATION: 7871758
DATE: 03-16-10
You may verify this certificate online
at corp.delaware.gov/authver.shtml

State of Delaware
Secretary of State
Division of Corporations
Delivered 06:00 PM 03/15/2010
FILED 05:18 PM 03/15/2010
SRV 100281473 - 4799257 FILE
CERTIFICATE OF INCORPORATION
OF
MARTIN MIDSTREAM FINANCE CORP.
March 15, 2010
     FIRST: The name of the corporation is Martin Midstream Finance Corp. (the “Corporation”).
     SECOND: The address of the registered office of the Corporation in the State of Delaware is The Corporation Trust Company, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801 . The registered agent of the Corporation at that address is The Corporation Trust Company.
     THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware, as amended (the “General Corporation Law”).
     In furtherance of the foregoing purposes, the Corporation shall have and may exercise all of the rights, powers, and privileges granted by the General Corporation Law. In addition, it may do everything necessary, suitable, and proper for the accomplishment of any of its corporate purposes.
     FOURTH: The total number of shares of stock which the Corporation shall have the authority to issue is 1,000 shares of common stock, par value $.01 per share (“Common Stock”).
     Each holder of Common Stock shall have one vote in respect of each share of Common Stock held by such holder on any matter submitted to the stockholders. Cumulative voting of shares of Common Stock is not permitted.

     FIFTH: The Corporation should have perpetual existence.
     SIXTH: The name and mailing address of the sole incorporator are as follows:

Name	Mailing Address

Mary Birdlebough	Baker Botts L.L.P. 2001 Ross Avenue Dallas, Texas 75201
     SEVENTH: The powers of the sole incorporator shall terminate upon the filing of this Certificate of Incorporation. The names and mailing addresses of the persons whom are to serve as directors of the Corporation until the first annual meeting of stockholders and until their successors are duly elected and qualified are as follows:

Name of Director	Mailing Address

Ruben S. Martin, III	4200 Stone Road Kilgore, Texas 75662

Robert D. Bondurant	4200 Stone Road Kilgore, Texas 75662
     EIGHTH: The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, amend or repeal the Bylaws of the Corporation; provided, however, that the grant of such authority shall not divest the stockholders of the power to, nor limit their power to, adopt, amend or repeal the Bylaws. The number of directors that shall constitute the whole Board of Directors of the Corporation shall be as from time to time fixed by, or in the manner provided in, the Bylaws of the Corporation. The election of directors need not be by written ballot, unless the Bylaws so provide. In addition to the authority and powers hereinabove or by statute conferred upon the directors, the directors are hereby authorized and empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject to the provisions of the General Corporation Law, this Certificate of Incorporation and any Bylaws adopted by the Board of Directors or stockholders of the Corporation; provided, however, that no Bylaws hereafter adopted by the stockholders of the Corporation shall invalidate any prior act of the directors that would have been valid if such Bylaws had not been adopted.

     NINTH: No director of the Corporation shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director involving any act or omission of any such director; provided, however, that the foregoing provision shall not eliminate or limit the liability of a director (a) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the General Corporation Law, or (d) for any transaction from which the director derived an improper personal benefit. If the General Corporation Law is amended after the date of filing of this Certificate of Incorporation to authorize corporate action further limiting or eliminating the personal liability of directors, then the liability of a director of the Corporation, in addition to the limitation on personal liability provided for herein, shall be limited to the fullest extent permitted by the General Corporation Law as so amended. Any repeal or modification of this Article Eighth by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the Corporation existing at the time of such repeal or modification.
     TENTH: The Corporation expressly elects not to be governed by Section 203 of the General Corporation Law, as the same exists or hereafter may be amended.
     ELEVENTH: The Corporation reserves the right to alter, amend or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by the laws of the State of Delaware. All rights herein conferred are granted subject to this reservation.

     IN WITNESS WHEREOF, the undersigned has executed this Certificate of Incorporation as of the date first set forth above, in her capacity as sole incorporator.

/s/ Mary Birdlebough
Mary Birdlebough

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